Exhibit 99

                                                          Contact:  Lee Brunson
                                                                  (863)680-5339

             Publix Announces 4th Quarter and Annual Results for 2003

LAKELAND, Fla., March 1, 2004 -- Publix's sales for the fourth quarter of 2003 reached approximately $4.4 billion, a 6.9 percent increase from last year's $4.1 billion. Comparable-store sales for the fourth quarter of 2003 increased 1.4 percent.
      Net earnings for the fourth quarter were approximately $177.7 million this year, compared to $155.1 million in 2002, an increase of 14.6 percent. Earnings per share increased to $0.99 for the fourth quarter of 2003, up from $0.81 per share in 2002.
      Publix's sales for the fiscal year ended Dec. 27, 2003, reached $16.8 billion, a 5.8 percent increase from last year's $15.9 billion. Comparable-store sales for 2003 were unchanged.
      Net earnings for 2003 were $660.9 million, compared to $632.4 million for 2002. Earnings per share increased to $3.59 for 2003, up from $3.25 in 2002.
      The company's annual financial statements will be filed later this month with the U.S. Securities and Exchange Commission.
      Based on the most recent appraisal, Publix's stock price increased $5 from $46.50 per share to $51.50 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
      "I'm very pleased that our good operating performance and improvements in the stock market resulted in another increase in our stock price," Publix CEO Charlie Jenkins Jr. said. "We have now had three consecutive quarters with a stock price increase, and more importantly, our stock price is now at its highest price ever. I want to congratulate our Publix associates on this achievement."
      With 804 stores in Florida, Georgia, South Carolina, Alabama and Tennessee, Publix is owned and operated by its 123,000 employees. The company has been named one of Fortune's "100 Best Companies to Work For in America" for seven consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by the American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com. ###